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Contact:
William C. Dow
President and CEO
(847) 229-2222
                                                                    Exhibit 99.1
                 Aksys Raises $7.4 Million in Private Placement

Lincolnshire, IL - August 18, 2000 -- Aksys, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, announced today that it received gross proceeds of $7.4 million from the sale of 960,000 shares of common stock to institutional investors. U.S. Bancorp Piper Jaffray served as placement agent to Aksys in connection with the financing.

"These funds will assure we have ample resources for a proper launch of our Personal Hemodialysis PHDT System," stated Bill Dow, President and CEO. "We expect to complete our clinical trial shortly. Thirteen patients have completed the clinical trial, and the remaining ten patients are presently dialyzing at home on the PHD System. Patients have completed over 1,500 dialysis sessions on the PHD." It is the Company's expectation that additional funds will be required to support full commercialization.

The common stock sold to the investors has not been registered under the Securities Act of 1933. Accordingly, these shares may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. Aksys has agreed to prepare and file a registration statement covering the resale of these shares by the investors.

Aksys, Ltd. is developing hemodialysis products and services for patients suffering from kidney failure. The Company's lead product in development, the PHD System, is a next generation hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care. Further information is available on Aksys' website: www.aksys.com. Nothing in this press release is intended to predict the success or results of the clinical trial that is now underway or comment on the success or results of such clinical trial to date. This press release contains forward-looking statements that involve a number of risks and uncertainties, as more fully described in the Company's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Our actual results or events could differ materially from the results or events identified or implied in any forward-looking statement. These statements are based on our views as of the date they are made with respect to future results or events. Factors that could cause such a difference include, but are not limited to, (i) risks related to the failure to meet development and manufacturing milestones for the PHD System on a timely basis, (ii) changes in GMP requirements, (iii) changing market, regulatory and reimbursement conditions, (iv) additional capital requirements with respect to among other things the commercialization of the PHD System, and
(v) risks related to the regulatory approval process. Regulatory approval risks include, without limitation, the timing and results of our clinical trial, and whether and when we will obtain clearance from the FDA of a 510(k) pre-market notification and similar clearances from other countries in which we may attempt to distribute the PHD System. Additional clinical trials and/or other data may be needed, beyond the current clinical trial, in order to obtain regulatory clearances.

The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.


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